EXHIBIT 10.3

AGREEMENT AMENDING THE WHOLESALE SECURITY

AGREEMENT AND CONDITIONALLY AUTHORIZING

THE SALE OF COLLATERAL ON A
DELAYED PAYMENT PRIVILEGE BASIS

This is an Agreement Amending the Wholesale Security Agreement and Conditionally Authorizing the Sale of Collateral on a Delayed Payment Privilege Basis (the “Agreement”) made and executed by and between the undersigned Debtors (“Debtors”) and General Electric Capital Corporation (“GE Capital”), to effective as of September 20, 2005 (the “Effective Date”).

RECITALS

A.            Wholesale Security Agreement. Debtors simultaneous with the execution of this Agreement, have executed and delivered to GE Capital a Wholesale Security Agreement (the “WFA”), by which, among other things, (a) GE Capital has agreed to provide wholesale floor plan financing of motor vehicles and other personal property for Debtors (the “Collateral”), and Debtors have agreed to promptly pay to GE Capital the portion of the Advance due under the WFA as each such item of Collateral is sold by Debtors (the “Collateral Amount Financed”); and (b) GE Capital has consented to Debtors selling such Collateral at retail in the ordinary course of business (the “Routine Disposition of Collateral”).

B.            Delayed Payment Privilege. Debtors have requested the privilege of delaying payment of the Advance applicable, in the limited instances where Collateral is sold by Debtors to a purchaser for whom both an Obligor and GE Capital have agreed to a delayed payment period (the “Delayed Payment Privilege”).

C.            Lien Validity and Priority. Debtors and GE Capital desire and intend hereby to retain, in full force and effect, the validity, enforceability and relative priority of GE Capital’s security interest in any and all such items of Collateral as such items of Collateral are sold by Debtors pursuant to the Delayed Payment Privilege, notwithstanding GE Capital’s prior consent to the Routine Disposition of Collateral, unless and until GE Capital receives the Collateral Amount Financed under the terms and conditions as hereinafter set forth.

TERMS AND CONDITIONS

NOW, THEREFORE, in consideration of the premises, the covenants herein set forth, and for other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, Debtors and GE Capital hereby agree as follows:

1.             The aforementioned Wholesale Security Agreement and any and all documents, plans, instruments or agreements relating, modifying, substituting or attendant thereto, executed between Debtors and GE Capital are hereby amended in form and substance by inserting therein the following language as a separate and distinct paragraph:

“Notwithstanding anything contained herein to the contrary, Debtors agree that GE Capital’s security interest in any and all vehicles sold to a customer, and in which event the full payment thereof by cash or on a the basis of a properly perfected retail installment contract or other security agreement in favor of GE Capital is not made contemporaneous with the delivery of such Collateral by Debtors (the “Delayed Payment Collateral”), shall remain in full force and effect in such Delayed Payment Collateral and shall not be relinquished, extinguished, released or terminated as a consequence of such sale or delivery unless and until the payment is thereafter made directly to GE Capital or jointly to Debtors and GE Capital. Moreover, Debtors are expressly prohibited and shall not have any express, implied or apparent authority to sell, lease, transfer or otherwise dispose of any Delayed Payment Collateral unless and until the express written permission of GE Capital is first obtained, and then such authority shall be, in each and every instance, limited to the terms and conditions of such written permission; it being further agreed that the terms of this paragraph shall not be altered, modified, supplemented, qualified, waived or amended by reason of any agreement (unless in writing executed by Debtors and GE Capital), or by the course of performance, course of dealing, or usage of trade by Debtors and GE Capital, of either of them.

2.             Any previously executed Agreement for the Delayed Payment Privilege for New Floor Plan Units between Debtors and GE Capital is superseded by the terms and conditions of this Agreement for all Delayed Payment Privilege transactions arising on or after the effective date thereof.

3.             Debtors shall advise GE Capital of each and every potential transaction in which Debtors requests GE Capital to grant the Delayed Payment Privilege, and the period of time for which the Delayed Payment Privilege is being requested. Such request shall be made of GE Capital in writing and on a form of the type and kind provided by GE Capital from time to time. GE Capital’s consent, if any, to the request must be obtained prior to the sale, transfer or delivery of any vehicles proposed by Debtors to be disposed by the Delayed Payment Privilege (the “Delayed Payment Privilege Collateral”).

4.             GE Capital’s consent to Debtors’ request for disposition of Delayed Payment Privilege Collateral shall be in GE Capital’s sole and exclusive discretion and further subject and contingent upon the following additional terms and conditions:

(a)           GE Capital may, in its sole and exclusive discretion limit the number of items of Collateral, amount outstanding and terms and conditions for which the Delayed Payment Privilege requested by Debtors is approved.

(b)           GE Capital may, in its sole and exclusive discretion withdraw, cancel, or suspend the Delayed Payment Privilege at anytime and for any reason upon a ten-day advance written notice and immediately if a Debtor is in default of any agreement which Debtors have with GE Capital; provided, however, that such withdrawal, cancellation or suspension shall not affect the rights, interests and duties under this Agreement prior thereto.

(c)           Debtors shall complete, execute and deliver to GE Capital, immediately upon the delivery of Delayed Payment Privilege Collateral, a form of the type and kind provided by GE Capital from time to time (the “Delivery Schedule”).

(d)           Debtors shall immediately pay GE Capital the Collateral Amount Financed upon the earliest of (i) demand by GE Capital; or (ii) receipt of the amount due from the disposition of each of the Delayed Payment Privilege Collateral; or (iii) the “Purchaser Payment Date” set forth on the applicable Delivery Schedule.

(e)           Debtors shall obtain from the person acquiring the Delayed Payment Privilege Collateral a duly authorized and executed acknowledgement from the Purchaser confirming that the terms of sale including the continuation of GE Capital’s security interest in the Delayed Payment Privilege Collateral. The acknowledgement shall be in writing and on a form of the type and kind provided by GE Capital from time to time, which shall be delivered to GE Capital prior to any sale, transfer or delivery of any Delayed Payment Privilege Collateral to such person (the “Acknowledgement of Purchaser”).

(f)            The grant and exercise of the Delayed Payment Privilege by Debtors shall in no way extinguish, release or terminate GE Capital’s security interest in the Delayed Payment Privilege Collateral unless and until the conditions described in the amending paragraph set forth in paragraph 1 of this Agreement and the aforesaid Acknowledgement of Purchaser are first fulfilled, which shall then and thereafter continue in the proceeds thereof.

5.             GE Capital shall have no duty or obligation to examine, review or consider the creditworthiness of any proposed or actual customer of Debtors for which Debtors seeks GE Capital’s consent to the Delayed Payment Privilege and any such examination, review or consideration by GE Capital shall be for its sole and exclusive use and purposes; the Debtors expressly agreeing that any receipt or reliance on such information from GE Capital would be gratuitous and unreasonable, respectively.

6.             Debtors’ obligation to pay GE Capital for the Collateral Amount Financed shall be absolute, unconditional and primary, notwithstanding (a) GE Capital consenting to the Delayed Payment Privilege; or (b) default in the payment or acquisition terms by the customer of the Debtors for Delayed Payment Privilege Collateral, or that of any of customer’s surety, guarantor, co-obligor or lender; or (c) rejection or revocation of acceptance of any Delayed Payment Privilege Collateral by such customer; or (d) the acceptance by GE Capital of any assignment or proceeds from any Delayed Payment Privilege

Collateral; provided, however, that nothing in this paragraph 6 is intended to permit payment to GE Capital of any more than the greater of (i) the Collateral Amounts Financed or (ii) the value of GE Capital’s security interest in the Delayed Payment Privilege Collateral.

7.             Upon demand by GE Capital, Debtors shall provide GE Capital with an assignment of all right, title, and interest of the Debtors in and to the accounts, contract rights, sale proceeds or any other interest Debtors may then or thereafter have in the Delayed Payment Privilege Collateral. Said assignment shall be for the purpose of additional security only and shall be on a form of the type and kind provided by GE Capital from time to time.

8.             GE Capital may take such actions as it deems appropriate to assure and enforce compliance with this Agreement, including requesting, for audit purposes, verification from Debtors’ customers the fact of delivery, possession, and amount, date and circumstances of payment of any Delayed Payment Privilege Collateral, and the notification to appropriate persons of any security interest, assignment or other claim in the Delayed Payment Privilege Collateral of GE Capital.

IN WITNESS WHEREOF, the Parties hereto execute this Agreement to be effective as of the Effective Date.

Debtors:

Rush Truck Centers of Alabama, Inc.

Rush Truck Centers of Arizona, Inc.

Rush Truck Centers of California, Inc.

Rush Truck Centers of Colorado, Inc.

Rush Truck Centers of Florida, Inc.

Rush Truck Centers of New Mexico, Inc.

Rush Truck Centers of Oklahoma, Inc.

Rush Truck Centers of Tennessee, Inc.

By:	/s/ W.M. “Rusty Rush

Name:	W. M. “Rusty” Rush

Title:	President

Date:	September 20, 2005

Rush Truck Centers of Texas, L.P., a

Texas limited partnership

By:	RUSHTEX, INC., a Delaware corporation
General Partner

	By:	/s/ W.M. “Rusty Rush

	Name:	W. M. “Rusty” Rush

Title: President

Date: September 20, 2005

GENERAL ELECTRIC CAPITAL CORPORATION

By:

/s/ C. Daniel Clark

Name:	C. Daniel Clark

Title:	President and General Manager

Date:	September 20, 2005